EXHIBIT 21


                                                        State of Incorporation

 Subsidiaries of Indiana Gas Company, Inc. (Parent) -
   Richmond Gas Corporation,
     d/b/a Indiana Gas Company, Inc.                           Indiana
   Terre Haute Gas Corporation,
     d/b/a Indiana Gas Company, Inc.                           Indiana